Exhibit 99.1

Southwest Bancorp, Inc.Announces Stock Repurchase Program
Company Release - 08/14/2014

STILLWATER, Okla., August 14, 2014 (GLOBE NEWSWIRE) -- Southwest Bancorp, Inc. (Nasdaq: OKSB), ("Southwest"), announced today that its Board of Directors has authorized a stock repurchase program for one year to purchase up to 5% of the company's outstanding common stock, par value $1.00 per share.  Southwest has approximately $2 billion in total assets with equity capital in excess of $270 million as of June 30, 2014.

In announcing the stock purchase program, Mark Funke, Southwest’s Chief Executive Officer, commented: “Southwest’s Board of Directors believes that the adoption of a stock repurchase program demonstrates our continuing commitment to increase shareholder value and reflects our belief that Southwest’s stock represents a good use of capital.”

The shares may be repurchased periodically in open market transactions at prevailing market prices, in privately negotiated transactions, or by other means in accordance with federal securities laws. The actual timing, number and value of shares repurchased under the program will be determined by management at its discretion and will depend on a number of factors, including the market price of Southwest’s stock, general market and economic conditions, and applicable legal requirements. Repurchased shares will become treasury shares and may be utilized for general corporate purposes, including reissuance pursuant to Southwest’s stock-based award plans, employee stock purchase plan, dividend reinvestment plan, or other plans.

Southwest Bancorp and Subsidiaries

Southwest is the holding company for Bank SNB, National Association ("Bank SNB"). Through Bank SNB, Southwest offers commercial and consumer lending, deposit and investment services, specialized cash management, and other financial services from offices in Oklahoma, Texas, and Kansas, and on the Internet, through Bank SNB DirectBanker®. We were organized in 1981 as the holding company for Bank SNB, which was chartered in 1894.

Southwest's common stock is traded on the NASDAQ Global Select Market under the symbol OKSB.

Caution About Forward-Looking Statements

We make forward-looking statements in this news release that are subject to risks and uncertainties. We intend these statements to be covered by the safe harbor provision for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Southwest does not intend, and undertakes no obligation, to update or revise any forward-looking statements contained in this release, whether as a result of differences in actual results, changes in assumptions, or changes in other factors affecting such statements, except as required by law.

CONTACT:      Mark W. Funke
                            President & CEO
                            Joe T. Shockley, Jr.
                            EVP & CFO
                            (405) 372-2230

Source: Southwest Bancorp, Inc.